EXHIBIT 11.1

                           OPHTHALMIC IMAGING SYSTEMS

                      CALCULATION OF NET EARNINGS PER SHARE

The following table sets forth the calculation of basic and diluted earnings per share:

                                                          Year Ended     Year Ended
                                                          December 31,   December 31,
                                                             2003            2002
                                                          -----------    -----------
Numerator for basic and diluted net earnings per share    $ 1,438,194    $   564,823
                                                          ===========    ===========

Denominator for basic net earnings per share:
     Weighted average shares                               11,267,493      8,138,305

Effect of dilutive securities:
       Employee stock options                                 609,712             --
        Warrants and other                                         --             --
                                                          -----------    -----------

Dilutive potential common shares                           11,877,205      8,138,305
                                                          -----------    -----------

Denominator for diluted net earnings per share             11,877,205      8,138,305
                                                          ===========    ===========

Basic net earnings per share                              $       .13    $       .07
                                                          ===========    ===========

Diluted net earnings per share                            $       .12    $       .07
                                                          ===========    ===========